Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2012 THIRD QUARTER FINANCIAL RESULTS

Q3 2012 OVERVIEW

•	Q3 2012 revenue rose 3.7% to $13.0 million from $12.5 million in Q3 2011
•	Gross profit improved to $5.0 million (38.8%) from $4.6 million (36.8%) in Q3 2011
•	Operating income increased to $1.4 million from $1.0 million in Q3 2011
•	Net income was $0.8 million, or $0.04 per diluted share, compared to a net income of $0.9 million, or $0.05 per diluted share, in Q3 2011

At September 30, 2012:
•	Total cash and equivalents of $21.3 million, or $1.15 per diluted share
•	Working capital of $29.4 million
•	$0 long-term debt
•	Backlog of $47.2 million

Sykesville, MD – November 14, 2012 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the third quarter ended September 30, 2012.

Jim Eberle, Chief Executive Officer of GSE, commented, “The third quarter of 2012 was our fifth consecutive quarter of profitable operations, with improvements in revenues, operating and pre-tax income, and gross profit.  We increased our cash position by $9.0 million from June 30, 2012, the result of the previously announced $3.7 million payment from our customer, Slovenské elektrárne, a.s. (“SE”), as well as strong cash collections overall for the quarter.  Our outstanding trade receivable balance decreased from $14.7 million at June 30, 2012 to $7.7 million at September 30, 2012.  We entered the fourth quarter of 2012 with no long-term debt.

“We have a number of branding, IT, and marketing initiatives underway to assist us in pursuing and capturing new business.  Despite challenging domestic and international markets, we were awarded contracts totaling $8.5 million during the third quarter of 2012.  These awards were comprised of $5.2 million in nuclear projects, $1.1 million in training and $2.2 million in other non-nuclear projects.  We are also continuing to diversify our business model and revenue streams.  For the first nine months of 2012, 41% of GSE’s total revenue was comprised of non-nuclear projects, up from 37% in the same period in 2011.”

Mr. Eberle concluded, “We ended the third quarter of 2012 in a very strong financial position with a significant cash balance and no long term debt.  As we look ahead to 2013, we expect to use our balance sheet and network of industry relationships to pursue organic and acquisition-based growth opportunities in areas that are both supportive of and complementary to our position as a global energy services solutions provider.”

Q3 2012 RESULTS

Q3 2012 revenue was $13.0 million, up 3.7% from $12.5 million in Q3 2011.  The increase was driven mainly by a $1.8 million increase in GSE EnVision product revenue in Q3 2012 as compared to Q3 2011.  During the second quarter of 2012, the Company received a multi-year contract to provide simulation and computer-based learning modules to the subsidiary of a global energy services company.  Revenue recognized in 3Q 2012 related to this contract totaled $2.0 million (15.6% of revenue).  This increase was partially offset by a decline in revenue related to the $26.9 million full scope simulator and digital control system order from SE which was $0.3 million (2.3% of revenue) in 3Q 2012 as compared to  $1.6 million (12.5% of revenue) in 3Q 2011.

Gross profit in Q3 2012 rose to $5.0 million, or 38.8% of revenue, from $4.6 million, or 36.8% of revenue, in Q3 2011.  The improvement in Q3 2012 was the result of the increased revenue generated from GSE EnVision, whose products typically generate a substantially higher gross profit margin than the Company’s normal gross profit margin. In 3Q 2011, the Company had received a $3.0 million change order from SE which increased the overall gross margin on the project and generated an additional $679,000 in gross margin on the project in 3Q 2011.

Operating income for Q3 2012 rose to $1.4 million from operating income of $1.0 million in Q3 2011, driven primarily by higher revenue and gross profit related to GSE EnVision, and maintaining our level of operating expenses on a year over year basis.

Pre-tax income for Q3 2012 rose to $1.3 million from $0.9 million in Q3 2011.

Net income for Q3 2012 was $0.8 million, or $0.04 per basic and diluted share, compared to a net income of $0.9 million, or $0.05 per basic and diluted share.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q3 2012 rose to $1.5 million from EBITDA of $1.2 million in Q3 2011.

Backlog at September 30, 2012 was $47.2 million, a decline from $51.3 million at June 30, 2012. At September 30, 2012, approximately $4.1 million of GSE’s backlog was related to the SE project.

GSE’s cash position at September 30, 2012 was $21.3 million, excluding $5.8 million of restricted cash and unrestricted Certificates of Deposit, as compared to cash and equivalents of $12.3 million, excluding $5.8 million of restricted cash at June 30, 2012, and cash and equivalents of $20.3 million, excluding $6.2 million of restricted cash and unrestricted Certificates of Deposit, at December 31, 2011.

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011, during the three and nine month periods ended September 30, 2012 GSE acquired 60,700 and 223,087 shares of common stock, respectively, for an aggregate purchase price of $119,000 and $422,000, respectively. Subsequent to the close of the third quarter and through November 13, 2012, GSE purchased an additional 26,905 shares of its common stock for an aggregate purchase price of $49,798.

CONFERENCE CALL

Management will host a conference call tomorrow, November 15, 2012, at 9:00 am Eastern Time to discuss these results.  Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=169905

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation.  The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Tarrytown, New York; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, Scotland; and Beijing, China.  Information about GSE Systems is available via the Internet at http://www.gses.com

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Thomas Mei
Account Executive
(212) 836-9614
tmei@equityny.com

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

Contract revenue	$13,009	$12,549	$39,581	$36,128
Cost of revenue	7,960	7,931	26,143	24,278

Gross profit	5,049	4,618	13,438	11,850

Selling, general and administrative	3,483	3,302	10,663	9,920
Depreciation	131	137	406	365
Amortization of definite-lived intangible assets	79	204	235	629
Operating expenses	3,693	3,643	11,304	10,914

Operating income	1,356	975	2,134	936

Interest income, net	36	29	121	91
Gain (loss) on derivative instruments	20	(129)	36	49
Other income (expense), net	(97)	31	82	70

Income before income taxes	1,315	906	2,373	1,146

Provision (benefit) for income taxes	499	48	869	(481)

Net income	$816	$858	$1,504	$1,627

Basic income per common share	$0.04	$0.05	$0.08	$0.09
Diluted income per common share	$0.04	$0.05	$0.08	$0.08

Weighted average shares outstanding - Basic	18,390,034	18,879,757	18,370,907	19,101,284
Weighted average shares outstanding - Diluted	18,459,934	18,992,598	18,483,142	19,304,197

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	September 30, 2012	December 31, 2011

Cash and cash equivalents	$21,304	$20,326
Restricted cash - current	3,761	3,505
Current assets	47,820	47,920
Long-term restricted cash	1,177	897
Total assets	60,748	58,815

Current liabilities	$18,428	$17,680
Long-term liabilities	1,213	2,352
Stockholders' equity	41,107	38,783

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income	$816	$858	$1,504	$1,627
Interest income, net	(36)	(29)	(121)	(91)
Provision (benefit) for income taxes	499	48	869	(481)
Depreciation and amortization	210	341	641	994
EBITDA	$1,489	$1,218	$2,893	$2,049